Exhibit 99.1
Report of Independent Registered Public Accounting Firm
Report on Consolidated Financial Statements
The Shareholders and Board of Directors
Omega Financial Corporation
We have audited the accompanying consolidated balance sheets of Omega Financial Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Omega Financial Corporation and subsidiaries at December 31, 2007 and 2006, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 1 to the consolidated financial statements, in 2006 Omega Financial Corporation changed its method of accounting for compensation expense related to stock-based awards in accordance with Financial Accounting Standards Board Statement No. 123(R), Share Based Payment.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Omega Financial Corporation’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 12, 2008 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
March 12, 2008

Report of Independent Registered Public Accounting Firm
Report on Effectiveness of Internal Control Over Financial Reporting
The Board of Directors and Shareholders of Omega Financial Corporation
We have audited Omega Financial Corporation’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Omega Financial Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report of Management on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Corporation’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because management’s assessment and our audit were conducted to also meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment and our audit of Omega Financial Corporation’s internal control over financial reporting included controls over the preparation of financial statements in accordance with the instructions for the preparation of Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C). A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, Omega Financial Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Omega Financial Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007 and our report dated March 12, 2008 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
March 12, 2008

Report of Management on Internal Control
Over Financial Reporting
Omega Financial Corporation’s (Omega) management is responsible for establishing and maintaining adequate internal control over financial reporting that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. The system of internal control over financial reporting as it relates to the financial statements is evaluated for effectiveness by management and tested for reliability. Actions are taken to correct potential deficiencies as they are identified. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation.
Management assessed the effectiveness of Omega’s internal control over financial reporting as of December 31, 2007, in relation to criteria for effective internal control over financial reporting as described in “Internal Control — Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that, as of December 31, 2007, Omega’s system of internal control over financial reporting was effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.
Ernst & Young LLP, an independent registered public accounting firm, audited the consolidated financial statements included in this annual report and issued an attestation report on Omega’s internal control over financial reporting.

/s/ Donita R. Koval	/s/ Daniel L. Warfel

Donita R. Koval	Daniel L. Warfel
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

State College, Pennsylvania
March 12, 2008

Omega Financial Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except per share data)

	December 31,
	2007	2006

ASSETS
Cash and due from banks	$58,946	$56,225
Interest bearing deposits with other banks	11,473	12,073
Federal funds sold	41,750	—
Trading securities	61	48
Investment securities available for sale	276,525	291,807
Other investments	12,116	12,087
Investment in unconsolidated subsidiary	1,625	1,625
Loans held for sale	414	204
Total portfolio loans	1,102,756	1,152,188
Less: Allowance for loan losses	(12,886)	(17,344)

Net portfolio loans	1,089,870	1,134,844
Premises and equipment, net	29,107	30,861
Other real estate owned	1,424	512
Bank-owned life insurance	75,783	76,341
Investment in limited partnerships	5,000	5,763
Core deposit intangibles	4,905	5,641
Other intangibles	975	1,085
Goodwill	159,567	159,387
Other assets	19,559	27,315

TOTAL ASSETS	$1,789,100	$1,815,818

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$235,948	$232,335
Interest bearing	1,044,921	1,093,428

Total deposits	1,280,869	1,325,763
Short-term borrowings	78,449	65,712
ESOP debt	—	1,481
Junior subordinated debentures	55,695	56,193
Long-term debt	26,434	27,877
Other interest bearing liabilities	843	858
Other liabilities	12,061	12,723

TOTAL LIABILITIES	1,454,351	1,490,607

Shareholders’ Equity
Preferred stock, par value $5.00 per share:
Authorized - 5,000,000 shares, none issued
Common stock, par value $5.00 per share:
Authorized - 25,000,000 shares; Issued -
12,900,229 shares at December 31, 2007;
12,823,471 shares at December 31, 2006;	64,517	64,133
Outstanding -
12,665,613 shares at December 31, 2007;
12,622,802 shares at December 31, 2006;
Capital surplus	104,750	103,149
Retained earnings	170,167	164,653
Accumulated other comprehensive income	2,453	313
Unearned compensation related to ESOP debt	—	(859)
Cost of common stock in treasury:
234,616 shares at December 31, 2007;	(7,138)
200,669 shares at December 31, 2006;		(6,178)

TOTAL SHAREHOLDERS’ EQUITY	334,749	325,211

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,789,100	$1,815,818

The accompanying notes are an integral part of these statements

Omega Financial Corporation and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share data)

	December 31,
	2007	2006	2005
INTEREST INCOME:
Interest and fees on loans	$78,914	$81,103	$78,907
Interest and dividends on investment securities	13,686	12,518	11,231
Other interest income	1,378	1,166	1,037

TOTAL INTEREST INCOME	93,978	94,787	91,175
INTEREST EXPENSE:
Interest on deposits	26,593	25,966	21,691
Interest on short-term borrowings	2,536	2,731	2,336
Interest on long-term debt and other interest bearing liabilities	5,024	5,024	5,478

TOTAL INTEREST EXPENSE	34,153	33,721	29,505

NET INTEREST INCOME	59,825	61,066	61,670
Provision for loan losses	2,155	3,896	1,202

INCOME FROM CREDIT ACTIVITIES	57,670	57,170	60,468
OTHER INCOME:
Service fees on deposit accounts	10,410	10,130	9,344
Service fees on loans	1,499	1,635	1,380
Earnings on bank-owned life insurance	2,556	2,413	2,299
Trust fees	4,312	4,063	4,140
Investment and insurance product sales	2,868	2,942	3,051
Gain on the early extinguishment of debt	—	—	1,043
Gain (loss) on sale of loans and other assets	39	2,380	(376)
Net gains on the sale of investment securities	632	389	2,327
Other	5,766	4,934	4,681

TOTAL OTHER INCOME	28,082	28,886	27,889
OTHER EXPENSE:
Salaries and employee benefits	28,667	29,398	29,382
Net occupancy expense	4,266	4,318	4,208
Equipment expense	4,554	4,571	4,195
Data processing service	2,389	2,642	2,521
Pennsylvania shares tax	3,009	2,765	1,780
Amortization of intangible assets	845	882	825
Merger expense	765	—	—
Other	13,600	15,033	16,470

TOTAL OTHER EXPENSE	58,095	59,609	59,381

Income before income taxes and discontinued operations	27,657	26,447	28,976
Income tax expense	6,560	5,702	6,213

Income from continuing operations	21,097	20,745	22,763
DISCONTINUED OPERATIONS:
Income from discontinued operations, net of tax	—	446	112
Loss on disposal of discontinued operations, net of tax	—	(760)	—

Loss from discontinued operations	—	(314)	112

NET INCOME	$21,097	$20,431	$22,875

Net income per common share
Basic	$1.67	$1.62	$1.82
Diluted	$1.67	$1.62	$1.81
Net income per common share from continuing operations
Basic	$1.67	$1.65	$1.81
Diluted	$1.67	$1.65	$1.80

	December 31,
	2007	2006	2005
Net income (loss) per common share from discontinued operations
Basic	$0.00	($0.02)	$0.01
Diluted	$0.00	($0.02)	$0.01
Weighted average shares and equivalents
Basic	12,631	12,577	12,601
Diluted	12,643	12,610	12,645
Dividends declared per share Common	$1.24	$1.24	$1.24
The accompanying notes are an integral part of these statements.

Omega Financial Corporation and Subsidiaries
Consolidated Statements of Shareholders’ Equity
(In thousands, except per share data)

	Years Ended December 31, 2005 and 2006, 2007
				Accumulated		Cost of
				Other	Unearned	Common
	Common	Capital	Retained	Comprehensive	Compen-	Stock In
	Stock	Surplus	Earnings	Income	sation	Treasury	Total

Balance at December 31, 2004	$62,968	$98,370	$152,249	$3,526	$(1,374)	$—	$315,739
Comprehensive income:
Net income			22,875
Change in unrealized securities gains, net				(4,752)
Total comprehensive income							18,123
Common dividends declared — $1.24 per share			(15,651)				(15,651)
Amortization of unearned compensation					249		249
Tax benefit from employee stock options			70				70
Tax benefit from dividends paid to ESOP on unallocated common stock			40				40
Purchase of treasury stock						(1,864)	(1,864)
Employer stock held in Rabbi Trusts						(120)	(120)
Exercised employee stock options	400	1,504					1,904

Balance at December 31, 2005	63,368	99,874	159,583	(1,226)	(1,125)	(1,984)	318,490
Comprehensive income:
Net income			20,431
Change in unrealized securities gains, net				1,539
Total comprehensive income							21,970
Common dividends declared — $1.24 per share			(15,639)				(15,639)
Amortization of unearned compensation					266		266
Tax benefit from employee stock options			245				245
Tax benefit from dividends paid to ESOP on unallocated common stock			33				33
Purchase of treasury stock						(4,194)	(4,194)
Exercised employee stock options	765	3,275					4,040

Balance at December 31, 2006	64,133	103,149	164,653	313	(859)	(6,178)	325,211
Comprehensive income:
Net income			21,097
Change in unrealized securities gains, net				2,140
Total comprehensive income							23,237
Common dividends declared — $1.24 per share			(15,674)				(15,674)
Amortization of unearned compensation					859		859
Tax benefit from employee stock options			101				101
Tax benefit from dividends paid to ESOP on unallocated common stock			19				19
Cumulative effect of change in accounting from adoption of FIN 48			(29)				(29)
Purchase of treasury stock						(953)	(953)
Employer stock held in Rabbi Trusts						(7)	(7)
Exercised employee stock options	384	1,601					1,985

Balance at December 31, 2007	$64,517	$104,750	$170,167	$2,453	$—	$(7,138)	$334,749

The accompanying notes are an integral part of these statements

Omega Financial Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)

	Years Ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net income	$21,097	$20,431	$22,875
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,457	5,919	4,360
Provision for loan losses and off-balance sheet reserve	2,207	3,854	1,171
Gain on sale of investment securities	(288)	(394)	(2,327)
Gain on early extinguishment of debt	—	—	(1,043)
Non-monetary gift	—	16	45
Gain on sale of fixed assets and other property owned	(123)	(3,745)	(13)
(Gain) loss on sale of loans and leases	84	(16)	415
Provision for deferred income tax	2,143	495	2,022
Increase in cash surrender value of bank owned life insurance	(2,542)	(2,414)	(2,299)
Decrease in interest receivable and other assets	2,187	196	5,321
Increase (decrease) in interest payable	(139)	185	54
Increase in taxes payable	2,232	332	411
Amortization of deferred net loan fees	274	396	(307)
Deferral of net loan fees	(520)	(642)	268
Decrease in accounts payable and accrued expenses	(848)	(694)	(2,223)

Total adjustments	9,124	3,488	5,855

Net cash provided by operating activities	30,221	23,919	28,730

Cash flows from investing activities:
Investment securities available for sale:
Proceeds from sales	492	33,514	60,854
Proceeds from maturities	142,939	113,005	54,507
Cash used for purchases	(124,129)	(95,053)	(147,487)
Proceeds from sale of trading securities	—	435	—

(Increase) decrease in interest bearing deposits with other banks	600	(3,165)	22,214
Decrease in loans and leases	40,224	30,359	82,387
Gross proceeds from sale of loans and leases	1,032	29,595	29,905
(Investment) return of capital in limited partnership	(23)	(79)	1,004
Capital expenditures	(2,038)	(2,318)	(6,288)
Sale of fixed assets and other property owned	566	7,605	2,329
Sale of liabilities	—	(205)	—
Sale of discontinued operations	—	4,875	—
Payout from bank owned life insurance	3,100	1,217	—
(Increase) decrease in federal funds sold	(41,750)	—	36,350

Net cash provided by investing activities	21,013	119,785	135,775

	Years Ended December 31,
	2007	2006	2005
Cash flows from financing activities:

Net change in demand deposits, checking with interest and savings	(27,225)	(68,108)	(64,722)
Net Change in time deposits	(17,918)	4,434	(13,420)
Deposits and other liabilities sold	—	(31,407)
Increase (decrease) in short-term borrowings, net	12,737	(33,041)	(5,206)
Issuance of long term debt	5,000	1,500	10,000
Principal payment on long term debt	(6,443)	(1,355)	(67,257)
Net change in other interest bearing liabilities	(15)	97	28
Dividends paid	(15,674)	(15,639)	(15,651)
Issuance of common stock	1,985	4,040	1,904
Acquisition of treasury stock	(960)	(4,194)	(1,864)

Net cash used in financing activities	(48,513)	(143,673)	(156,188)

Net increase (decrease) in cash and cash equivalents	$2,721	$31	$8,317

Cash and cash equivalents at beginning of period	$56,225	$56,194	$47,877
Cash and cash equivalents at end of period	58,946	56,225	56,194

Net increase (decrease) in cash and cash equivalents	$2,721	$31	$8,317

Interest paid	$34,292	$33,546	$29,451
Income taxes paid	4,768	5,720	448

Supplemental schedule of noncash investing and financing activities:
Transfers of loans to other real estate owned	$1,317	$818	$176
Transfers of bank property to other real estate owned	—	—	45
The accompanying notes are an integral part of these statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OMEGA FINANCIAL CORPORATION AND SUBSIDIARIES
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
Nature of Operations
          Omega Financial Corporation is a financial holding company that provides financial services primarily in central and northeastern Pennsylvania. Consisting of banking and non-bank subsidiaries, Omega Financial Corporation provides retail and commercial banking and other financial services through 64 offices in Bedford, Blair, Cameron, Centre, Clinton, Huntingdon, Juniata, Luzerne, Lycoming, Mifflin, Northumberland, Snyder, and Union counties. Each of Omega’s entities is a part of the same reporting segment, whose operating results are regularly reviewed and managed by a centralized executive management group. The bank provides a full range of banking services, including on-line banking, an automatic teller machine network, checking accounts, NOW accounts, savings accounts, health savings accounts, money market accounts, investment certificates, fixed rate certificates of deposit, club accounts, secured and unsecured commercial and consumer loans, construction and mortgage loans, safe deposit facilities, credit loans with overdraft checking protection and student loans. The bank subsidiary also provides a variety of trust services and lease servicing. Omega has contracted with a broker-dealer to allow the offering of annuities, mutual funds, stock and bond brokerage services, long-term care insurance and sophisticated life products to its local market. Additionally, in 2004, a full service insurance agency was added to the financial group owned by Omega. Most of Omega Financial Corporation’s commercial customers are small and mid-sized businesses located in central and northeastern Pennsylvania.
1. Summary of Significant Accounting Policies
          The accounting policies of Omega Financial Corporation and its wholly owned subsidiaries conform to accounting principles generally accepted in the United States and to general financial services industry practices. A summary of the more significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.
Principles of consolidation
          The company’s consolidated financial statements include subsidiaries in which the company has a controlling financial interest, usually defined as a majority voting interest. Investments in companies in which the Corporation controls operating and financing decisions (principally defined as owning a voting or economic interest greater than 50%) are consolidated. Investments in companies in which the Corporation has significant influence over operating and financing decisions (principally defined as owning a voting or economic interest of 20% to 50%) and limited partnership investments are generally accounted for by the equity method of accounting. Entities whose equity holders do not have voting rights or whose equity is insufficient to support its activities are consolidated if the Corporation is deemed to absorb a majority of the risk of loss or is the primary beneficiary of returns.
          Controlling financial interests in entities that are not controllable through voting interests or in which the equity investors do not bear the residual economic risks are Variable Interest Entities (VIE). In general, a VIE is a corporation, partnership, trust, or any other legal structure used for business purposes that either does not have equity investors with voting rights or has equity investors that do not provide sufficient financial resources for the entity to support its activities. Omega was not deemed to be the primary beneficiary of any VIEs as of December 31, 2007 or December 31, 2006.
          The consolidated financial statements include the accounts of Omega Financial Corporation and its wholly owned subsidiaries (hereafter collectively referred to as “Omega” or the “Corporation”): Omega Bank, Central Pennsylvania Investment Co., Central Pennsylvania Life Insurance Co., Central Pennsylvania Leasing, Inc., Mid Penn Insurance Associates (“Mid Penn”), Beacon Life Insurance Co. and Central Pennsylvania Real Estate, Inc. Omega Bank’s wholly owned subsidiaries include Bank Capital Services Corporation, SUBI Services, LLC, Sun Investment Services, Inc. and Omega Financial Company LLC. All significant intercompany transactions and balances have been eliminated.
Use of Estimates
          The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates, assumptions and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

Business combinations
          Business combinations are accounted for under the purchase method of accounting. Under the purchase method, assets and liabilities of the business acquired are recorded at their estimated fair values as of the date of the acquisition with any excess of the cost of the acquisition over the fair value of the net tangible and intangible assets acquired recorded as goodwill. Results of operations of the acquired business are included in the income statement from the date of acquisition.
Cash and cash equivalents
          Cash equivalents consist of non-interest bearing deposits with other banks.
Investment securities
          Securities classified as available for sale, which include marketable investment securities, are stated at market value with the unrealized gains and losses, net of tax, reported as a component of comprehensive income until realized. Investment securities for which management has the positive intent and ability to hold the security to maturity are classified as held to maturity and are stated at cost, adjusted for amortization of premium and accretion of discount on a level-yield basis. Interest and dividends on investment securities available for sale and held to maturity are recognized as income when earned. Gains or losses on the disposition of securities are based on the net proceeds and the adjusted carrying amount of the securities sold, determined on a specific identification basis (See Note 4).
          Omega’s policy requires quarterly reviews of securities for other than temporary impairment. This review includes analyzing the length of time and the extent to which the market value has been less than cost; the financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer and the intent and ability of the Corporation to hold its investment for a period of time sufficient to allow for any anticipated recovery in market value.
          Securities classified as trading consist of assets held in Rabbi Trusts, including U.S. treasury notes, mutual funds and cash equivalents and are stated at market value. Realized gains and losses and unrealized changes in fair value are reported in earnings.
          Other Investments include Federal Reserve Bank and Federal Home Loan Bank stock.
Loans
          Loans are stated at the principal amounts outstanding, net of unearned income. Interest income on all loans, other than non-accrual loans, is accrued over the term of the loans based on the amount of principal outstanding.
          Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full, timely collection of principal or interest. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Accruals are resumed on loans only when they are brought fully current with respect to interest and principal, and when, in the judgment of management, the loan is estimated to be well secured and fully collectible as to both principal and interest. It is Omega’s policy to continue to accrue interest on loans over 90 days past due as long as they are (1) well secured and (2) there is an effective means of collection.
          Loans are considered for charge-off when:
1.	Principal or interest has been in default for 120 days or more and for which no payment has been received during the previous four months;

2.	All collateral securing the loan has been liquidated and a deficiency balance remains;

3.	A bankruptcy notice is received for an unsecured loan; or

4.	The loan is deemed to be uncollectible for any other reason.
          Loans charged off are recorded against the allowance for loan losses.
          Management routinely evaluates all of its commercial loan accounts for impairment status. Management defines an impaired loan as a commercial loan over $0.1 million and classified as doubtful or substandard, in non-accrual status or a loan classified as a troubled debt restructuring. Impairment is recognized to the extent that the fair value of the collateral of the impaired loan is less than the loan balance. The difference between the collateral’s fair value and the loan balance is factored into the loan loss reserve specific allocations when determining the adequacy of the allowance for loan losses.
          Loans, other than commercial loans, are placed in homogenous groups and historical loss factors are applied to determine the amount of impairment. The homogenous groups are consumer installment loans and residential mortgages.
          The Corporation’s intent is to hold loans in the portfolio until maturity. At the time the Corporation’s intent is no longer to hold loans to maturity based on asset/liability management practices, the Corporation transfers loans from portfolio to held for sale at the lower of cost or market value on an aggregate basis. Any write-down recorded upon transfer is charged against the allowance for loan losses. Any write-downs recorded after the initial transfers are recorded as a charge to Other Non-Interest Expense. Gains or losses recognized upon sale are recorded as Other Non-Interest Income/Expense.
Loan origination fees and costs
          Loan origination fees and related direct origination costs for a given loan are offset and the net amount is deferred and amortized over the life of the loan on a level-yield basis as an adjustment to interest income.
Allowance for loan losses
          For financial reporting purposes, the provision for loan losses charged to current operating income is based on management’s estimates, and actual losses may vary from estimates. These estimates are reviewed and adjusted at least quarterly and are reported in earnings in the periods in which they become known. In determining the adequacy of the allowance for loan losses, management makes specific allocations to watch list loans and pools of non-watch list loans for various credit risk factors, including the composition and growth of the loan portfolio, overall portfolio quality, levels of delinquent loans, specific problem loans, prior loan loss experience and current economic conditions that may affect a borrower’s ability to pay. The loan loss provision for federal income tax purposes is based on current income tax regulations, which allow for deductions equal to net charge-offs.
Other real estate owned
          Assets acquired in settlement of mortgage loan indebtedness are recorded as other real estate owned (OREO) and are included in other assets at the lower of fair value minus estimated costs to sell or the carrying amount of the loan. Costs to maintain the assets and subsequent gains and losses attributable to their disposal are included in other income and other expenses as realized. No depreciation or amortization expense is recognized. OREO also includes bank premises held for sale, which are transferred at the lower of carrying value or estimated fair value less anticipated selling costs. Subsequent changes in value are reported as non-interest expense on the income statement. Gains or losses not previously recognized resulting from the sale of OREO are recognized in non-interest income on the date of sale. At December 31, 2007 and 2006, the carrying value of OREO was $1.4 million and $0.5 million, respectively.
Investments in limited partnerships
          Omega was a limited partner in eight partnerships at December 31, 2007 that provide low income elderly housing in Omega’s geographic market area. The carrying value of Omega’s investments in limited partnerships was $4.0 million at December 31, 2007 and $4.7 million at December 31, 2006. It is Omega’s policy to amortize the investment in each partnership over the life of the ten-year tax credits generated by the investment, using a method that approximates the effective yield method. Amortization of limited partnership investments totaled $0.8 million in each of 2007 and 2006.
          Omega is also a partner in a partnership at December 31, 2007 and 2006 that provides office space in areas designated as empowerment zones by the Commonwealth of Pennsylvania. The partnership provided Pennsylvania Shares Tax credits to the investor. The carrying value of Omega’s investment in the partnership was $1.0 million at December 31, 2007 and $1.1 million at December 31, 2006. Omega amortizes the investment in these types of partnerships to approximately 50% of the initial investment over a ten-year period, based upon the expected residual value of the investment. Amortization of the partnership investment totaled $.06 million in each of 2007 and 2006.
Goodwill and other intangible assets
          Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Other intangible assets represent purchased assets that also lack physical substance but can be separately distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset or liability. It is Omega’s policy that Goodwill be tested at least annually for impairment at the reporting segment level. Goodwill impairment is measured by comparing the implied fair value of goodwill to its carrying value.
          Intangible assets with finite lives include core deposits and customer relationships. Intangible assets are subject to impairment testing whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Core deposit and customer relationship intangibles are amortized over a period of time that represents their expected life using a method of amortization that reflects the pattern of economic benefit. Impairment of intangible assets is measured as the difference between present value of future cash flows and its carrying value.
Premises and equipment and depreciation
          Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using both the straight-line and declining-balance methods, over the estimated useful lives of the assets (See Note 8).
Trust revenues
          Trust revenues are recorded on the accrual basis.
Revenues from the sales of investment products
          Revenues from sales of investment products are recorded on the accrual basis. When customers have the right to cancel and receive a full refund during a time period after the investment is made, reversals of revenue related to these cancellations are recorded in the period when they occur. The amount of revenues related to cancellations is deemed to be immaterial.
Bank-owned life insurance
          The cash surrender value of bank-owned life insurance is carried as an asset and changes in cash surrender value are recorded as non-interest income (See Note 7).
Income taxes
          Omega and its subsidiaries, except for Central Pennsylvania Life Insurance Company, file a consolidated federal income tax return. The provision for income taxes is based upon the consolidated results of operations, adjusted principally for tax-exempt income. Certain items of income or expense are reported in different periods for financial reporting and tax return purposes. The tax effects of these temporary differences are recognized currently in the deferred income tax provision or benefit.
          Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the applicable enacted marginal tax rate. Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.
Stock-Based Compensation
          Share-based compensation to employees for all equity awards granted after January 1, 2006 and for vesting or modifications of previously issued awards is recognized based on an estimate of the number of awards expected to vest, exclusive of awards expected to be forfeited. Omega granted restricted stock unit awards in the first quarter of 2007; however, no compensation expense related to these awards was recognized because the awards expired without vesting because performance conditions were not met in 2007. As a result of the previously discussed merger with FNB Corporation, it is not expected that any additional equity grants will be awarded; therefore no future expense related to stock-based compensation is expected to be recognized.
          Previous to January 1, 2006, Omega accounted for stock-based compensation using the intrinsic value method. The following pro forma information for the year ended December 31, 2005, regarding net income and earnings per share assumes stock options granted subsequent to December 31, 1994 were accounted for at estimated fair value. The estimated fair value of the options were amortized to expense over the vesting period.
          The fair value was estimated at the date of grant using a Black-Scholes option-pricing model utilizing various assumptions as disclosed in Note 18. Compensation expense, net of related tax, amounted to $0.2 million in 2005, and is included in the proforma net income reported below (in thousands, except per share data):

		2005
Net income	As reported	$22,875
	Pro forma	22,687

Basic earnings per share	As reported	$1.82
	Pro forma	1.80

Diluted earnings per share	As reported	$1.81
	Pro forma	1.79
          The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Omega’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s employee stock options.
          Omega has six stock-based compensation plans, which provide for the granting of stock options and other stock-based awards to both employees and/or directors. The plans include the Employee Stock Purchase Plan (“ESPP”), the Stock Option Plan (1986) (the “1986 Plan”), the 1996 Employee Stock Option Plan (the “1996 Plan”), the 2006 Equity Incentive Plan (the “2006 Plan”), the Non-Employee Director Stock Option Plan (1994) (the “1994 Plan”) and the 2004 Stock Option Plan for Non-Employee Directors (the “2004 Plan”).
          No options were issued under any of these plans in 2006 and all options issued prior to 2006 were vested prior to January 1, 2006. Therefore, no compensation expense was recognized in 2006. Omega granted restricted stock unit awards in the first quarter of 2007; however, all compensation expense related to these awards was reversed later in 2007 because the performance conditions for these awards were not met.
          The ESPP provides for the grant of options to purchase common stock of Omega to all employees of Omega and its subsidiaries who meet certain service requirements. ESPP options outstanding at December 31, 2007 have a current weighted-average exercise price of $31.38 and a weighted average remaining contractual life of 1.59 years. There were 54,270 options outstanding under the ESPP as of December 31, 2007 and all of these options are exercisable.
          The 1986 Plan, the 1996 Plan and the 2006 Plan (collectively, the “SOPs” or the “Plans”) provide for the grant of options to purchase common stock of Omega to officers and key employees of Omega. Awards under the 2006 Plan can also be granted to Omega’s directors. The 2006 Plan also authorizes awards of stock, restricted stock, restricted stock units and other equity awards. The SOPs’ options outstanding at December 31, 2007 had a weighted average exercise price of $33.55 and a weighted average remaining contractual life of 3.77 years. As of December 31, 2007, there were 365,345 options outstanding under the SOPs and all are exercisable. In 2007, 2,533 restricted stock units were issued under the 2006 Plan; however these units expired without vesting because performance conditions were not met.
          The 1994 Plan and the 2004 Plan (collectively, the “Director Plans”) provide options to purchase common stock of Omega to the Corporation’s directors. Options outstanding under the Director Plans at December 31, 2007 had a weighted average exercise price of $32.60 and an average remaining contractual life of 4.25 years. As of December 31, 2007, 21,572 of these options were outstanding and exercisable.
Advertising Costs
          Advertising costs are recognized on the accrual basis.
Reclassification
          Certain amounts in the 2005 financial statements have been reclassified to segregate balances and results associated with discontinued operations and to conform to the 2007 and 2006 presentation. The reclassification had no impact on net income.

2. Recent Accounting Pronouncements
          In June 2006, the Emerging Issues Task Force (“EITF”) released Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (“EITF 06-4”). This EITF consensus opinion was ratified by the FASB on September 20, 2006. EITF 06-4 requires employers who have entered into a split-dollar life insurance arrangement with an employee that extends to post-retirement periods, to recognize a liability and related compensation costs in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 106, “Accounting for Post Retirement Benefit Obligations” or Accounting Principles Board Opinion No. 12, “Omnibus Opinion.” EITF No. 06-4 is effective for fiscal years beginning after December 15, 2007, and the opinion may be adopted through either a cumulative effect adjustment to retained earnings at the beginning of the year of adoption, or through retrospective application to prior periods. The Corporation does not expect the adoption of this statement to have a material impact on its consolidated financial condition, results of operations or cash flows.
          In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157” or the “Statement”). The Statement was issued to define fair value, establish a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and to expand fair value disclosure requirements. Prior to issuance of this Statement, different definitions of fair value existed within GAAP and there was limited guidance available on applying existing fair value definitions. The statement does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Corporation does not expect the adoption of this statement to have a material impact on its consolidated financial condition, results of operations or cash flows.
          In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which permits entities to choose to measure eligible financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Corporation does not plan to elect the fair value option for any assets or liabilities upon adoption on January 1, 2008.
3. Restrictions on Cash and Due From Banks
          Omega’s banking subsidiary is required to maintain cash reserve balances with the Federal Reserve Bank. The total required reserve balances were $11.7 million and $12.3 million as of December 31, 2007 and 2006, respectively.

4. Investment Securities (In thousands)
Securities Classified as Available for Sale

	December 31, 2007
				Gross	Gross
	Amortized	Market	Weighted	Unrealized	Unrealized
Type and maturity	Cost	Value	Avg. Yield	Gains	Losses
U.S. Treasury securities and obligations of other U.S. Government agencies and corporations
In one year or less	$51,735	$51,674	3.96%	$65	$(126)
After one year through five years	125,534	128,457	4.94	2,927	(4)
After five years through ten years	—	—	—	—	—
After ten years	—	—	—	—	—

Obligations of state and political subdivisions
In one year or less	860	860	4.33	2	(2)
After one year through five years	2,373	2,404	4.96	38	(7)
After five years through ten years	—	—	—	—	—
After ten years	—	—	—	—	—

Corporate and other securities
In one year or less	1,346	1,345	4.47	1	(2)
After one year through five years	1,060	1,065	4.83	5	—
After five years through ten years	—	—	—	—	—
After ten years	192	192	5.66	—	—

Mortgage-backed securities
In one year or less	1,156	1,148	4.04	—	(8)
After one year through five years	72,627	72,353	4.64	143	(417)
After five years through ten years	1,504	1,502	4.82	3	(5)
After ten years	8,048	7,992	4.74	19	(75)

Common stock	6,317	7,533	N/M	1,569	(353)

Total	$272,752	$276,525	4.65%	$4,772	$(999)

Securities Classified as Available for Sale

	December 31, 2006
				Gross	Gross
	Amortized	Market	Weighted	Unrealized	Unrealized
Type and maturity	Cost	Value	Avg. Yield	Gains	Losses
U.S. Treasury securities and obligations of other U.S. Government agencies and corporations
In one year or less	$107,442	$106,892	3.59%	$—	$(550)
After one year through five years	80,763	80,088	4.36	102	(777)
After five years through ten years	—	—	—	—	—
After ten years	—	—	—	—	—

Obligations of state and political subdivisions
In one year or less	2,800	2,791	4.64	2	(11)
After one year through five years	1,740	1,705	4.83	—	(35)
After five years through ten years	—	—	—	—	—
After ten years	—	—	—	—	—

Corporate and other securities
In one year or less	1,592	1,583	4.71	—	(9)
After one year through five years	1,473	1,457	4.67	—	(16)
After five years through ten years	—	—	—	—	—
After ten years	192	199	5.86	7	—

Mortgage-backed securities
In one year or less	172	171	4.64	—	(1)
After one year through five years	73,649	72,845	4.66	72	(876)
After five years through ten years	6,745	6,699	5.04	2	(48)
After ten years	9,811	9,644	4.72	37	(204)

Common stock	4,947	7,733	N/M	2,805	(19)

Total	$291,326	$291,807	4.19%	$3,027	$(2,546)

Securities Classified as Available for Sale

	December 31, 2005
				Gross	Gross
	Amortized	Market	Weighted	Unrealized	Unrealized
Type and maturity	Cost	Value	Avg. Yield	Gains	Losses
U.S. Treasury securities and obligations of other U.S. Government agencies and corporations
In one year or less	$74,885	$73,986	2.90%	$—	$(899)
After one year through five years	138,681	136,137	3.52	—	(2,544)
After five years through ten years	—	—	—	—	—
After ten years	—	—	—	—	—

Obligations of state and political subdivisions
In one year or less	32,889	32,861	3.43	56	(84)
After one year through five years	23,351	22,828	2.35	1	(524)
After five years through ten years	50	50	5.30	—	—
After ten years	—	—	—	—	—

Corporate and other securities
In one year or less	1,002	996	3.49	1	(7)
After one year through five years	2,126	2,095	4.54	—	(31)
After five years through ten years	100	98	4.68	—	(2)
After ten years	192	199	5.87	7	—

Mortgage-backed securities
In one year or less	7	7	4.43	—	—
After one year through five years	53,175	51,983	4.31	2	(1,194)
After five years through ten years	2,794	2,758	4.67	4	(40)
After ten years	14,016	13,894	4.46	64	(186)

Common stock	5,917	9,408	N/M	3,507	(16)

Total	$349,185	$347,300	3.47%	$3,642	$(5,527)

N/M = Not meaningful
          Income on certain obligations of state and political subdivisions is exempt from federal income tax. Total investment portfolio yields computed on a tax equivalent basis (using a 35% tax rate) were 4.66%, 4.20%, and 3.71% as of December 31, 2007, 2006, and 2005, respectively. Total weighted average yield does not include the common stock holdings.
          Certain obligations of the U.S. Government and state and political subdivisions are pledged to secure public monies as required by law and for other purposes. The carrying value of the pledged assets amounted to $198.6 million, $181.0 million, and $235.2 million at December 31, 2007, 2006, and 2005, respectively.
          In addition to cash received from the scheduled maturities of securities, some investment securities are sold at current market values during the course of normal operations. Following is a summary of proceeds received from all investment securities transactions, and the resulting realized gains and losses (in thousands):

	2007	2006	2005

Gross proceeds from securities transactions	$143,431	$146,519	$115,361
Realized gains	288	816	2,371
Realized losses	—	427	44

          Losses recognized in 2006 were the result of management’s restructuring of tax-free investments. In order to improve the Corporation’s tax position, $21.0 million in tax-free municipal bonds were sold, resulting in a loss of $0.4 million.
          Losses recognized in 2005 were the result of management’s restructuring of the fixed income investment portfolio acquired from Sun. As part of this restructuring, investment securities with a total amortized cost of $48.6 million were liquidated in 2005, providing gains of $0.4 million and losses of $0.4 million. The average remaining maturity of the securities sold was 12.5 years, which exceeds the two to five-year maturity period that Omega considers acceptable for its current interest rate risk position.
          In accordance with the disclosure requirements of EITF 03-01, the following table shows gross unrealized losses and fair value, aggregated by category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007 and 2006 (in thousands):

	December 31, 2007
	Less Than 12 Months		12 Months or Longer
	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses

U.S. Treasury securities and obligations of other U.S. Government agencies and corporations	$7,006	$(11)	$32,263	$(119)
Obligations of state and political subdivisions	—	—	686	(9)
Corporate and other securities	303	(1)	349	(1)
Mortgage-backed securities	5,677	(10)	50,630	(495)

Debt securities	12,986	(22)	83,928	(624)

Common stock	1,860	(343)	14	(10)

Total temporarily impaired securities	$14,846	$(365)	$83,942	$(634)

	December 31, 2006
	Less Than 12 Months		12 Months or Longer
	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses

U.S. Treasury securities and obligations of other U.S. Government agencies and corporations	$25,512	$(96)	$136,818	$(1,231)
Obligations of state and political subdivisions	1,178	(17)	1,316	(29)
Corporate and other securities	102	(2)	1,586	(23)
Mortgage-backed securities	17,283	(42)	56,078	(1,087)

Debt securities	44,075	(157)	195,798	(2,370)

Common stock	144	(19)	—	0

Total temporarily impaired securities	$44,219	$(176)	$195,798	$(2,370)

          The unrealized losses noted above are considered to be temporary impairments as all of the investments are debt securities whose decline in value is due only to interest rate fluctuations. As a result, the payment of contractual cash flows, including principal repayment, is not at risk. Management has the intent and ability to hold these investments until market recovery or maturity. Investments with unrealized losses for less than 12 months, includes 2 investments in U.S. Government agency debt securities, 3 investments in corporate securities, 4 investments in mortgage-backed securities and 7 equity issues. These securities have maturity or prerefund dates ranging from February 2008 to May 2029. The unrealized loss position for each security ranges from         .01% to .51% of the securities’ amortized costs as of December 31, 2007. Investments with unrealized losses for 12 months or longer include 13 investments in U.S. Government agency debt securities, 3 investments in obligations of state and municipal subdivisions, 2 investments in corporate securities and 35 investments in mortgage-backed securities. These securities have maturity or prerefund dates ranging from January 2008 to September 2022. The unrealized loss position for each security ranges from 0.04% to 5.82% of the securities’ amortized costs as of December 31, 2007.
5. Portfolio Loans and Loans Available for Sale
          Loans outstanding (including loans available for sale) at the end of each year consisted of the following (in thousands):

	December 31,
	2007	2006	2005	2004	2003

Commercial, financial and agricultural	$206,430	$250,906	$271,162	$271,650	$111,471
Real estate—commercial	439,037	432,062	465,724	501,394	338,703
Real estate—construction	25,601	21,562	22,000	25,301	17,598
Real estate—mortgage	195,640	218,104	242,606	277,208	197,656
Home equity	169,914	164,800	137,496	133,077	90,612
Personal	40,141	45,602	63,687	107,859	32,059
Lease financing	31,442	23,143	14,045	13,387	46
Unearned interest	(5,035)	(3,787)	(1,865)	(1,626)	(1)

Total	$1,103,170	$1,152,392	$1,214,855	$1,328,250	$788,144

Non-accrual loans	$21,510	$21,001	$6,562	$5,220	$2,588

          Included in the amounts above are $1.8 million and $2.1 million in net deferred loan fees as of December 31, 2007 and 2006, respectively.
          Interest income not recorded on non-accrual loans in 2007, 2006, and 2005 was $1.7 million, $1.5 million, and $0.4 million, respectively.
          The aggregate amount of demand deposits that have been reclassified as loan balances at December 31, 2007 and 2006 are $2.3 million and $5.0 million, respectively.
          Omega has a diversified loan portfolio; however, at December 31, 2007, there was one industry where concentration of credit equaled 10% or more of total outstanding loans. Outstanding loans in the real estate rental industry totaled $156.3 million, or 14.2% of total outstanding loans. Omega’s business activities are geographically concentrated throughout central and northeastern Pennsylvania. A substantial portion of its debtors’ ability to honor their obligations is dependent upon the economy in central and northeastern Pennsylvania.
Pledged Loans
          As of December 31, 2007, there were no borrowings outstanding at the Federal Reserve. However, 1-4 family mortgage loans are pledged as collateral for any Federal Reserve Discount Window borrowings. The balance of the loans pledged for this purpose at December 31, 2007 was $3.5 million with a collateral value of $2.9 million.
          Omega must maintain sufficient qualifying collateral with the Federal Home Loan Bank (FHLB), in order to secure all loan and credit products. Therefore, a Master Collateral Agreement has been entered into which pledges all mortgage related assets as collateral for future borrowings. Mortgage related assets could include loans or investments. As of December 31, 2007, the amount of loans included in qualifying collateral was $301.0 million, for a collateral value of $248.2 million.
6. Allowance For Loan Losses
          Omega maintains an allowance for loan losses and for lending-related commitments to provide for the risk of loss inherent in the process of extending credit.
          At December 31, 2007, $1.8 million of the loan loss reserve was specifically allocated to one large commercial borrower who emerged from bankruptcy reorganization in 2007. Omega has estimated and provided for probable losses related to this $15.1 million credit; however, evaluations of the credit continue. The ongoing analysis may cause this estimate to change in the future and actual losses resulting from this credit may differ materially from this initial estimate.
          Omega has 16 credit relationships with exposure individually greater than $10.0 million. The total outstanding loan exposure, including unused commitments, to these 16 commercial customers at December 31, 2007 was $224.7 million. These loans are all secured with real estate, accounts receivable, inventory or marketable collateral. Two of the credit facilities required specific allocations of the allowance for loan losses at year-end, including the previously mentioned $15.1 million credit as well as a $0.3 million allocation for a $15.8 million credit.
          The activity for 2004 reflects the allowance transferred to Omega for loans acquired in an acquisition. Subsequent to the acquisition, Omega sold $67.0 million of lease financing loans acquired and reclassified a portfolio of mobile home loans also acquired, totaling $22.5 million to loans held for sale, and reflected a charge-off against the allowance for loan losses of $1.5 million, which is included in personal and lease financing loans below. In addition, during the fourth quarter 2004, Omega recorded a charge-off of $1.0 million (consisting of $0.7 million of a commercial real estate charge-off and $0.3 million of commercial business charge-off for a commercial loan which was subject to bankruptcy liquidation):
          A summary of the transactions in the allowance for loan losses for the last five years follows (in thousands):

	Years Ended December 31,
	2007	2006	2005	2004	2003
Balance of allowance — beginning of period	$17,344	$15,482	$15,644	$10,569	$11,052
Loans charged off:
Commercial, financial and agricultural	4,954	160	368	672	134
Real estate — commercial	1,252	547	165	698	176
Real estate — mortgage	312	1,443	314	907	126
Personal and lease financing loans	285	398	889	1,445	561

Total charge-offs	6,803	2,548	1,736	3,722	997

Recoveries of loans previously charged off:
Commercial, financial and agricultural	7	77	78	8	11
Real estate — commercial	1	20	10	17	3
Real estate — mortgage	70	303	48	6	60
Personal and lease financing loans	296	250	236	152	90

Total recoveries	374	650	372	183	164

Net charge-offs	6,429	1,898	1,364	3,539	833
Provision (credit) for loan losses	2,155	3,896	1,202	(300)	350
Allowance acquired through bank purchase	—	—	—	9,505	—
Reclassification of off balance sheet liability	(184)	—	—	(591)	—
Allocation to assets sold	—	136	—	—	—

Balance of allowance — end of period	$12,886	$17,344	$15,482	$15,644	$10,569

Ratio of net charge-offs during period to average loans outstanding	0.57%	0.16%	0.11%	0.38%	0.11%

Average Loans Outstanding	$1,135,162	$1,187,238	$1,262,655	$926,102	$789,936

          Omega has certain loans in its portfolio that are considered to be impaired. It is the policy of the Corporation to recognize income on impaired loans on a cash basis if the recovery of principal is reasonably assured. Following is a summary of impaired loan data as of the date of each balance sheet presented (in thousands):

	2007	2006	2005

Impaired loans:
Recorded investment at period end	$21,014	$20,272	$5,676

Impaired loan balance for which there is a related allowance	21,014	20,272	5,676
Amount of allowance for impaired loans	2,805	6,678	1,217

Impaired loan balance for which there is no related allowance	—	—	—
Average recorded investment	20,785	21,867	4,933

Interest income recognized (on a cash basis)	763	1,189	138
7. Bank-Owned Life Insurance
          Omega holds bank-owned life insurance (BOLI), with a cash surrender value of $75.8 million, $76.3 million and $75.1 million at December 31, 2007, 2006 and 2005, respectively. The cash surrender value on the BOLI decreased by $.5 million in 2007 and increased by $1.2 million, and $2.3 million in 2006 and 2005, respectively. The decrease in surrender value in 2007 was the result of $2.5 million in earnings, recorded as non-interest income, offset by a death benefit of $3.0 million. The increase in cash surrender value in 2006 was the result of $2.4 million in earnings, offset by a death benefit payout of $1.2 million. The cash surrender value increase recorded in 2005 was a result of earnings recorded as non-interest income. The policies owned by Omega are with various insurance companies. The credit rating on the policies varies annually based on the insurance company’s investment portfolio returns in their general fund and market conditions. In most instances, the coverage can be moved from any carrier with no penalties or surrender charges.
8. Premises And Equipment
          Premises and equipment consist of the following (in thousands):

	Estimated	December 31,
	Useful Life	2007	2006
Land	—	$4,743	$4,760
Premises and leasehold improvements	5-40 years	33,832	33,046
Furniture, computer software and equipment	3-20 years	30,447	29,292
Construction in progress	—	226	363

		69,248	67,461
Less: accumulated depreciation		(40,141)	(36,600)

Premises and equipment, net		$29,107	$30,861

          Depreciation expense for continuing operations was $3.8 million for 2007 and 2006 and $3.2 million for 2005. Depreciation expense for discontinued operations was $0, $51,000 and $107,000 for 2007, 2006 and 2005, respectively.

9. Time Deposits
          Time deposits consist of the following (in thousands):

	December 31,
	2007	2006
Time deposits $100,000 or greater	$92,426	$93,091
Other time deposits	433,852	450,856

Total time deposits	$526,278	$543,947

          Aggregate amount of scheduled maturities of time deposits as of December 31, 2007 include the following (in thousands):

	Time Deposits
	$100,000
Maturing in:	or Greater	Other

2008	$72,270	$322,517
2009	3,918	43,059
2010	8,673	31,554
2011	4,791	18,636
2012	2,617	17,346
Later	157	740

Total time deposits	$92,426	$433,852

10. Borrowings
          Borrowings consist of the following (in thousands):

	December 31,
	2007	2006

Short-Term Borrowings:
Retail repurchase agreements	$73,449	$53,712
Note payable to Federal Home Loan Bank,
with fixed rate of 3.29%	5,000	—

with fixed rate of 3.07%	—	5,000
Overnight borrowing with another financial institution with a fixed interest rate of 5.25%	—	3,400
Note payable to another financial institution with a fixed interest rate of 2.84%	—	3,600

Total Short-Term Borrowings	$78,449	$65,712

Long-Term Debt:
Notes payable to Federal Home Loan Bank,
with fixed rates between 3.29% and 6.80%	$26,434	$27,877

Total Long Term Borrowings	$26,434	$27,877

ESOP Debt Guarantee(see Note 18)	$—	$1,481

          Omega has repurchase agreements with several of its depositors, under which customers’ funds are invested daily into an interest bearing account. The Corporation carries these funds as short-term debt. It is Omega’s policy to have repurchase agreements collateralized 100% with U.S. Government securities. The interest rate paid on these funds is variable and subject to change monthly.
          Long-term notes payable to the Federal Home Loan Bank have maturities ranging from 2009 through 2019. Omega’s current total borrowing capacity with the Federal Home Loan Bank of Pittsburgh is $67.4 million at December 31, 2007, with $31.4 million drawn as of December 31, 2007. With additional FHLB capital stock purchases, Omega’s borrowing capacity could reach approximately $567.3 million. The Federal Home Loan Bank is a source of both short-term and long-term funding. The Corporation must maintain sufficient qualifying collateral, as defined, to secure all outstanding advances.
          Omega has lines of credit established with various financial institutions for overnight funding needs. These lines provided a total availability of $63.5 million as of December 31, 2007 and $63.5 million as of December 31, 2006, with interest payable at approximately the daily federal funds rate. There were no amounts drawn against these credit facilities as of December 31, 2007 while $3.4 million was outstanding as of December 31, 2006.
          In addition to the overnight lines discussed above, Omega established a $10.0 million line of credit with another financial institution during 2007 for liquidity purposes. To secure this line, Omega paid an upfront commitment fee of $10,000. Interest is payable at the 30-day LIBOR rate plus a spread of 100 basis points. As of December 31, 2007 Omega had nothing outstanding under this credit facility.
          Omega also has securities and 1-4 family mortgages pledged at the Federal Reserve Bank Discount Window in the amount of $16.1 million. These overnight lines are typically only utilized by Omega as a last resort as it is normally priced at approximately 100 basis points over the Federal Funds rate.
11. Junior Subordinated Debt and Trust Preferred Securities
          On September 20, 2004, Omega formed Omega Financial Capital Trust I (Capital Trust I). Capital Trust I was formed for the purpose of issuing $36.0 million in Trust Preferred Securities through a pooled trust preferred program. The Trust Preferred Securities were issued and sold in private placement offerings. The proceeds from the sale thereof were invested in Junior Subordinated Deferrable Interest Debentures issued by Omega Financial Corporation. All proceeds from the sale of the Trust Preferred Securities and the common securities issued by Capital Trust I are invested in Junior Subordinated Debentures, which are the sole assets of the Capital Trust I. Capital Trust I pays dividends on the Trust Preferred Securities at the same rate as the distributions paid by Omega on the Junior Subordinated Debentures held by the Capital Trust I. Capital Trust I provides Omega with the option to defer payment of interest on the debentures for an aggregate of 20 consecutive quarterly periods. If this option is used, Omega may not declare or pay dividends on its common stock during any such period. The Trust Preferred Securities are guaranteed by Omega pursuant to a guarantee issued by Omega in favor of the Wilmington Trust as trustee for the trust.
          With the Sun Bancorp acquisition in 2004, Omega also owns Sun Bancorp Statutory Trust I (Sun Trust I), a trust that was formed by Sun for the purpose of issuing $16.5 million in Trust Preferred Securities through a similar pooled trust preferred program. These Trust Preferred Securities were originally issued and sold in private placement offerings, with the proceeds from the sale invested in Junior Subordinated Deferrable Interest Debentures originally issued by Sun. All proceeds from the sale of the Trust Preferred Securities and the common securities issued by Sun Trust I are invested in Junior Subordinated Debentures, which are the sole assets of the Trust. Sun Trust I pays dividends on the Trust Preferred Securities at the same rate as the distributions paid by Omega on the Junior Subordinated Debentures held by the Trust. Sun Trust I provide Omega with the option to defer payment of interest on the debentures for an aggregate of up to 10 consecutive semi-annual periods. If this option is used, Omega may not declare or pay dividends on its common stock during any such period. The Trust Preferred Securities are guaranteed by Omega pursuant to a guarantee issued by Omega in favor of the U.S. Bank as trustee for the trust.
          Capital Trust I and Sun Trust I (collectively the “Trusts”) are special purpose trusts, formed for the issuance of Trust Preferred Securities to outside investors, and Omega does not absorb a majority of the expected losses or residual returns of the Trusts. Accordingly, the Trusts are not consolidated, and therefore, the Trust Preferred Securities are not included in the Corporation’s Consolidated Balance Sheet. The Junior Subordinated Debt obligations to the special purpose trusts are presented as a separate category of long-term debt on the Consolidated Balance Sheet. The equity investment in the common stock of the special purpose trusts is recognized as an investment in unconsolidated subsidiaries on the Consolidated Balance Sheet.

          The Trust Preferred Securities and the Junior Subordinated Debt associated with Capital Trust I carry a fixed interest rate of 5.98% through October 18, 2009 and a variable rate equal to LIBOR plus 2.19% thereafter. The securities are redeemable at par at anytime after October 18, 2009. Proceeds from the issuance of the Junior Subordinated Debt were used to fund the Sun Bancorp acquisition on October 1, 2004.
          The Trust Preferred Securities and the Junior Subordinated Debt associated with Sun Trust I carry a fixed interest rate of 8.64%. The securities are redeemable at par at anytime after February 22, 2011, and at a declining premium annually of 105.10% to 100%.
          The Federal Reserve Board currently allows bank holding companies to include Trust Preferred Securities, up to a certain limit, in Tier 1 Capital. The following table shows Omega’s Trust subsidiaries with outstanding Trust Preferred Securities as of December 31, 2007 (in thousands):

	As of December 31, 2007
	Capital Trust I	Sun Trust I

Trust preferred securities	$36,000	$16,500
Common securities	1,114	511
Junior subordinated debt	37,114	18,581
Stated maturity date	10/18/34	02/22/31

Optional redemption date	10/18/09	Annually beginning
		2/22/2011 at various
		redemption prices

Rate	5.98% until	8.64%
	October 2009,
	then LIBOR plus
	219 basis points
12. Operating Lease Obligations
          The Corporation has entered into a number of leasing arrangements that are classified as operating leases. The operating leases are for several branch locations, signs, automatic teller machines (ATM), ATM sites and printing equipment. The majority of the branch location and ATM site leases are renewable at the Corporation’s option. In addition, future rental payments on many of the branch and ATM site leases are subject to change in relation to fluctuations in the Consumer Price Index. Future minimum lease commitments are based on current rental payments.
          The following is a summary of future minimum rental payments for the next five years required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2007 (in thousands):

Years ending December 31,
2008	$504
2009	328
2010	186
2011	101
2012	70
Later years	465

Total minimum payments required	$1,654

          Rental expense charged to operations, net of sublease income, was $0.4 million in 2007 and $0.3 million in 2006 and 2005, which includes short-term cancelable leases. Included in the 2006 and 2005 amounts is net rental income from discontinued operations of $0.1 million.

13. Goodwill and Other Intangible Assets
          During 2004, Omega recorded goodwill and additional intangible assets of $161.2 million and $7.9 million, respectively, through its acquisition of Sun Bancorp. Omega has finite-lived intangible assets capitalized on its balance sheet pertaining to core deposit and customer relationships. As part of the sale of Sentry Trust in 2006, goodwill was reduced by $1.6 million (see Note 24.) Goodwill carried on the balance sheet as of December 31, 2007 was $159.6 million. Impairment testing for goodwill is completed on at least an annual basis.
          The original average weighted life of the finite-lived intangibles assets was ten years, and the remaining average weighted life as of December 31, 2007 was seven years. The estimates included in the valuation of the core deposit intangible are generally consistent with the runoff experienced to date on the acquired deposits. None of the intangible assets below were deemed to be impaired as of December 31, 2007.
          A summary of intangible assets at December 31 follows (in thousands):

	2007	2006

Core deposit intangible:
Gross carrying amount	$7,480	$7,480
Less: Accumulated amortization	2,575	1,839

Net carrying amount	4,905	5,641

Customer relationship intangibles:
Gross carrying amount	1,200	1,200
Less: Accumulated amortization	355	245

Net carrying amount	845	955

Total finite-lived intangibles:
Gross carrying amount	8,680	8,680
Less: Accumulated amortization	2,930	2,084

Net carrying amount	5,750	6,596

Trade name intangible with infinite life:
Gross carrying amount	$130	$130
          Amortization expense for core deposits and other intangibles recognized in non-interest expense included $0.8 million for the year ended December 31, 2007, and $1.0 million for the years ended December 31, 2006 and 2005. Intangible amortization expense projected for the succeeding five years is $0.8 million for each year 2008 through 2012.
14. Income Taxes
          The components of income tax expense from continuing operations for the three years ended December 31, 2007 were (in thousands):

	2007	2006	2005
Current tax expense	$4,472	$4,737	$3,755
Deferred tax expense	2,088	965	2,458

Total tax expense	$6,560	$5,702	$6,213

          Income tax expense related to realized securities gains, which are included in continuing operations, was $0.2 million in 2007, $0.1 million in 2006, and $0.8 million in 2005.

          The reasons for the differences between the income tax expense and the amount computed by applying the statutory federal income tax rate to pre-tax earnings are as follows:

	Years Ended December 31,
	2007	2006	2005
Federal tax at statutory rate	35.0%	35.0%	35.0%
Tax exempt income	(2.9)	(4.2)	(5.0)
Bank-owned life insurance earnings	(3.2)	(3.2)	(2.8)
ESOP Stock Dividends	(1.3)	(1.2)	(1.1)
Low income housing credits	(3.6)	(4.2)	(4.0)
Other, net	(0.3)	(0.6)	(0.8)

Effective rate	23.7%	21.6%	21.3%

          Deductible temporary differences and taxable temporary differences gave rise to a net deferred tax asset for Omega as of December 31, 2007 and 2006. The components giving rise to the net deferred tax asset are detailed below (in thousands):

	December 31,
	2007	2006

Deferred Tax Assets
Loan loss reserve	$4,796	$6,273
Deferred compensation	1,864	1,780
Employee benefits	—	249
Intangible amortization	1,824	2,043
Low income housing investments	628	615
State Net operating loss carryforward	3,107	2,464
Tax credit carryforwards	4,207	4,727
Other	648	924

Total deferred tax assets	17,074	19,075
Allowance for deferred tax assets	(3,258)	(2,692)

Net deferred tax assets	13,816	16,383

Deferred Tax Liabilities
Depreciation	(1,468)	(1,770)
Unrealized net gains on securities	(1,318)	(168)
Purchase accounting adjustments	(1,617)	(1,849)
Leases (net)	(3)	(17)
Other	(167)	(78)

Total deferred tax liabilities	(4,573)	(3,882)
Allowance for deferred tax liabilities	34	32

Net deferred tax liabilities	(4,539)	(3,850)

Net deferred tax asset included in other assets	$9,277	$12,533

          The tax credit carryforwards are comprised of general business credits and alternative minimum tax credits. General business credits of $1.5 million can carry forward 20 years and will expire between 2024 and 2027. Alternative minimum tax credits of $2.7 million have an indefinite life.
Omega establishes a valuation allowance when it is more likely than not that the Corporation will not be able to realize the benefit of the deferred tax assets, i.e., when future deductibility is uncertain. Periodically, the valuation allowance is reviewed and adjusted based on management’s assessments of realizability of the deferred tax assets. Gross deferred tax assets as of December 31, 2007 and 2006 were reduced by a valuation allowance of $3.2 million and $2.7 million, respectively, related to state income tax net operating losses generated, as utilization of these losses is not likely. The state net operating loss carryforwards will expire in the years 2018 through 2027.

          On January 1, 2007, Omega adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition and measurement threshold for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties accounting in interim periods, disclosure, and transition. The adoption of FIN 48 at January 1, 2007 did not have a material impact on Omega’s financial statements.
          At January 1, 2007 (date of adoption) and December 31, 2007, Omega had approximately $0.3 million and $0.3 million, respectively, of unrecognized tax benefits and interest. As of December 31, 2007, accrued interest related to uncertain tax positions was $0.02 million, net of the related federal tax benefit. Omega accounts for interest and penalties related to uncertain tax positions as part of other expenses.
Unrecognized tax benefits
          A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows (in thousands):

Balance, January 1, 2007	$330
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	—
Reductions due to the statute of limitations	—
Settlements	—

Balance at December 31, 2007	$330

          Of this total, none of the unrecognized tax benefits would favorably affect the effective income tax rate in future periods. Omega expects the full amount of unrecognized tax benefits to decrease within the next twelve months due to the expiration of the stature of limitations.
          The total amount of interest and penalties, net of the related tax benefit, recorded in the income statement for the year ended December 31, 2007 was $0.02 million and the amount accrued for interest and penalties, net of related tax benefit, at December 31, 2007 was $0.04 million.
          Omega and its subsidiaries are subject to U.S. federal income tax as well as income tax in the state of Pennsylvania. Omega is no longer subject to examination by taxing authorities for the years before 2004.
15. Shareholder’s Equity
          The corporation is authorized to issue 5,000,000 shares of preferred stock with a par value of $5.00 per share. The Board has the ability to fix the voting, dividend, redemption and other rights of the preferred stock, which can be issued in one or more series.
          In 1990, there were 219,781 shares of Class A cumulative convertible preferred stock issued to Omega’s Employee Stock Ownership Plan (ESOP) for a total of $5.0 million. The preferred stock was convertible into Omega’s common stock at the rate of 1.575 common shares for one preferred share in certain events. The preferred stock was restricted to the ESOP and could be redeemed by the Corporation at any time. Dividends on the preferred stock were fixed at $1.80 per share per year, and were required to be paid prior to any dividend payments on the common stock. The preferred stock had preference in liquidation over the common stock in the amount of $22.75 per share, plus all dividend arrearages, prior to payments to common shareholders. The holder of the preferred stock was entitled to 1.575 votes for each share held. In 2003, the holder of the preferred stock converted it into 346,155 shares of common stock.
          In March of 2004, the Board approved a share repurchase program to begin immediately, authorizing management to buy back an additional 10% of its common stock. At that time, there were 8,483,950 common shares outstanding with 848,395 shares eligible to be repurchased. This program was no longer in effect at

December 31, 2004. While the program was in effect, 73,212 shares had been repurchased in conjunction with this program.
          In April of 2005, the Board approved a share repurchase program to begin immediately, authorizing management to buy back an additional 10% of its outstanding common stock, or 1,261,095 shares. During 2005, management repurchased 67,069 shares under this program. This program was no longer in effect at December 31, 2005.
          On January 23, 2006, the Board of Directors of Omega Financial Corporation approved a new share repurchase program authorizing the buy back of up to 10% of Omega’s outstanding common stock. At that time, there were 12,604,477 common shares outstanding with 1,260,447 shares eligible to be repurchased. As of December 31, 2007, 167,547 shares were repurchased in conjunction with this program, at an average cost of $30.72 per share. As a result of the previously discussed merger with FNB Corporation, it is not expected that any additional shares will be repurchased under this program.
16. Earnings Per Share
          The following table shows the calculation of earnings per share for the years ended December 31, 2007, 2006 and 2005 (in thousands, except per share data):

	2007	2006	2005

Numerator
Income from continuing operations	$21,097	$20,745	$22,763
Income (loss) from discontinued operations	—	(314)	112

Net Income	$21,097	$20,431	$22,875

Denominator
Basic weighted-average shares outstanding	12,631	12,577	12,601
Dilutive potential shares from stock-based compensation	8	29	40
Potential Shares required for contract settlement	4	4	4

Dilutive weighted-average shares outstanding	12,643	12,610	12,645

Earnings per share — Basic
Income from continuing operations	$1.67	$1.64	$1.81
Income (loss) from discontinued operations	0.00	(0.02)	0.01

Net Income	$1.67	$1.62	$1.82

Earnings per share — Diluted
Income from continuing operations	$1.67	$1.64	$1.81
Income (loss) from discontinued operations	0.00	(0.02)	0.01

Net Income	$1.67	$1.62	$1.81

          Certain outstanding stock options as of the end of each period presented were not included in the fully diluted earnings per share computation because they would have been anti-dilutive. The number of stock options that were anti-dilutive was 348,573, 307,061 and 404,275 on December 31, 2007, 2006 and 2005, respectively.

17. Comprehensive Income
          Components of other comprehensive income (loss) consist of the following (in thousands):

	Year ended December 31, 2007
	Before	Tax (Expense)
	Tax	or	Net-of-Tax
	Amount	Benefit	Amount

Unrealized gains on available for sale securities :
Unrealized holding gains arising during the period	$3,922	$(1,373)	$2,550
Less: reclassification adjustment for gains included in net income	(632)	221	(410)

Other comprehensive income	$3,290	$(1,150)	$2,140

	Year ended December 31, 2006
	Before	Tax (Expense)
	Tax	or	Net-of-Tax
	Amount	Benefit	Amount

Unrealized gains on available for sale securities :
Unrealized holding gains arising during the period	$2,756	$(964)	$1,792
Less: reclassification adjustment for gains included in net income	(389)	136	(253)

Other comprehensive income	$2,367	$(828)	$1,539

	Year ended December 31, 2005
	Before	Tax (Expense)
	Tax	or	Net-of-Tax
	Amount	Benefit	Amount

Unrealized gains on available for sale securities :
Unrealized holding gains arising during the period	$(4,983)	$1,744	$(3,239)
Less: reclassification adjustment for gains included in net income	(2,327)	814	(1,513)

Other comprehensive income	$(7,310)	$2,558	$(4,752)

          The basis on which the amount reclassified out of accumulated other comprehensive income into earnings was determined using the average cost method.
18. Employee Benefit Plans
Omega Stock Compensation Plans
          Omega has six stock-based compensation plans, the Employee Stock Purchase Plan, the Stock Option Plan (1986) (the “1986 Plan”), the 1996 Employee Stock Option Plan (the “1996 Plan”), the 2006 Equity Incentive Plan (the “2006 Plan”), the Non-Employee Director Stock Option Plan (1994) (the “1994 Plan”) and the 2004 Stock Option Plan for Non-Employee Directors (the “2004 Plan”). The 1996 Plan replaced the 1986 Plan pursuant to which no options were issuable after 1996. The 2004 Plan replaced the 1994 Plan pursuant to which no options were issuable after 2004. The 2006 Plan replaced the 1996 Plan and the 2004 Plan. The 2006 Plan also authorizes awards of stock, restricted stock, restricted stock units and other equity awards. Awards under the 2006 Plan can also be made to Omega’s directors. Had compensation cost for these plans been determined consistent with the fair value method under SFAS No. 148, Omega’s net income and earnings per share would have been reduced to the amounts disclosed in Note 1.
          These computations were derived using the Black-Scholes option-pricing model with the following weighted average assumptions used for options granted in 2005. No options were granted by Omega in 2006 or 2007. Omega granted restricted stock unit awards in the first quarter of 2007; however, all compensation expense related to these awards was reversed later in 2007 because the performance conditions for these awards were not met.

	Employee	Employee	Director
Options Granted in 2005	Stock Purchase Plan	Stock Option Plan (1996)	Stock Option Plan
Expected life of options	—	6 years	6 years
Risk-free interest rate	—	4.35%	4.35%
Expected volatility	—	35.51%	35.51%
Expected dividend yield	—	3.39%	3.39%
          The Employee Stock Purchase Plan (“ESPP”) is administered by the Compensation Committee (“Committee”) of the Omega Board of Directors (“Board”), consisting of members who are not eligible to receive options under the ESPP. The Committee is authorized to grant options to purchase common stock of Omega to all employees of Omega and its subsidiaries who meet certain service requirements. The ESPP qualifies as a non-compensatory plan under Section 423 of the Internal Revenue Code. All options granted under the ESPP are immediately vested. For 27 months following the date of the grant, options are exercisable at the lesser of 90% of the fair market value of the shares on the date of grant or 90% of the fair market value on the date of exercise. After 27 months, the options are exercisable at 90% of the fair market value on the exercise date. Outstanding options are scheduled to expire through December 31, 2009. ESPP options outstanding at December 31, 2007 have a current weighted-average exercise price of $31.38 and a weighted average remaining contractual life of 1.59 years, 54,270 of these options are outstanding and exercisable.
          The 1986 Plan and the 1996 Plan (collectively, the “SOPs”) are administered by the Committee, whose members are not eligible to receive options under the SOPs. The Committee determines, among other things, which officers and key employees will receive options, the number of shares to be subject to each option, the option price and the duration of the option. Options vest over one year and are exercisable at the fair market value of the shares at date of grant. These options are scheduled to expire through December 2015. The SOPs options outstanding at December 31, 2007 have exercise prices between $24.10 and $51.64, with a weighted average exercise price of $33.55 and a weighted average remaining contractual life of 3.77 years. 365,345 of these options are outstanding and exercisable.
          The 1994 Plan and the 2004 Plan (collectively the “Director Plans”) are administered by the Board. Options are granted automatically each year to non-employee directors of Omega. Options vest over one year and are exercisable at the fair market value of the shares at the date of grant. These options are scheduled to expire through December 19, 2015. Director Plans options outstanding at December 31, 2007 have exercise prices between $24.10 and $50.75, with a weighted average exercise price of $32.60 and a weighted average remaining contractual life of 4.25 years. 21,572 of these options are outstanding and exercisable.
          Based on terms of the Merger Agreement with Sun Bancorp, all options outstanding from Sun’s plans were substituted with Omega options. Conversion was made based upon the stock exchange ratio of 0.664 shares of Omega for 1 share of Sun. Option prices were converted using the same ratio. All options were converted as 100% vested on October 1, 2004, with all remaining terms the same. A total of 257,511 shares were added to Omega’s outstanding options as a result of this transaction.
A summary of the status of Omega’s six stock-based compensation plans as of December 31, 2007, 2006 and 2005, and changes during the years ending on those dates is presented below:

	2007		2006		2005
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
ESPP	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	107,284	$31.85	156,259	$31.82	216,042	$31.40
Granted	—	—	—	—	—	—
Exercised	(33,418)	25.67	(31,179)	28.18	(35,479)	26.38
Forfeited	(19,596)	31.96	(17,796)	30.81	(24,304)	29.91

Outstanding at end of year	54,270	31.38	107,284	31.85	156,259	31.82

Options exercisable at year-end	54,270		107,284		156,259

Weighted-average fair value of options granted during the year	$—		$—		$—

	2007		2006		2005
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
SOP’s	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	455,887	$32.94	601,460	$31.63	643,719	$31.49
Granted	—	—	—	—	24,500	29.79
Exercised	(43,340)	26.01	(120,823)	25.93	(35,941)	21.08
Forfeited	(47,202)	34.54	(24,750)	35.31	(30,818)	39.42

Outstanding at end of year	365,345	33.55	455,887	32.94	601,460	31.63

Options exercisable at year-end	365,345		455,887		601,460

Weighted-average fair value of options granted during the year	$—		$—		$—

	2007		2006		2005
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
Director Plans	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	23,264	$32.31	36,210	$32.20	65,171	$31.27
Granted	—	—	—	—	3,250	29.79
Exercised	—	—	(1,146)	24.63	(8,591)	23.44
Forfeited	(1,692)	28.67	(11,800)	25.38	(23,620)	32.93

Outstanding at end of year	21,572	32.60	23,264	32.31	36,210	32.20

Options exercisable at year-end	21,572		23,264		36,210

Weighted-average fair value of options granted during the year	$—		$—		$—
Omega Employee Stock Ownership Plan
          Omega has an Employee Stock Ownership Plan (“ESOP”) for the benefit of employees that meet certain age and service requirements. ESOP transactions are accounted for under SOP 76-3, “Accounting Practices for Certain Employee Stock Ownership Plans”. As such, all ESOP shares are considered outstanding when calculating earnings per share and dividends paid on ESOP shares are treated the same as those paid on Non-ESOP shares. For the years ended December 31, 2007, 2006 and 2005, expenses incurred under this plan were $1.5 million, $1.2 million and $1.4 million, respectively. The level of annual contributions is based upon a percentage of employee salary expense. Funds obtained through these contributions are primarily used to purchase Omega stock, meet debt service or fund the cash portion of the plan. In 2007, 15,000 shares of Omega stock were acquired at a cost of $0.4 million and $1.5 million was applied to debt service as the Trustees of the ESOP approved an early payoff of the loan because current interest rates were lower than the 5.90% fixed rate of the loan. In 2006, 3,821 shares of Omega stock were acquired at a cost of $0.1 million and $.04 million was applied to debt service. In 2005, 25,441 shares were acquired at a cost of $0.8 million and $.04 million was applied to debt service. At December 31, 2007 the ESOP held 796,608 shares of Omega common stock, which included 346,155 shares from the conversion of 219,781 shares of preferred stock. As a result of the early payoff of the ESOP loan, all of the 346,155 shares of leveraged stock have been allocated to participants of the plan as of December 31, 2007. The ESOP is administered by a Board of Trustees and an Administrative Committee appointed by the Board. All of the Trustees are officers, employees, or directors of Omega.
          On July 1, 1990, the ESOP entered into a $5.0 million leveraged transaction for the purpose of acquiring 219,781 shares of convertible preferred stock from the Corporation for $22.75 per share. The loan was collateralized by a mortgage on the Corporation’s administration center and the Corporation’s guarantee. The original term of the loan was for twenty years and carried a fixed interest rate of 10.65% for the first ten years. Thereafter, the ESOP had the option to take a fixed rate or various variable rate options for the remaining term of the loan. Effective January 1, 2003, this loan was refinanced at a fixed rate of 5.90% through its maturity date of July 1, 2010. On November 1, 2007, the remaining outstanding principal balance of $1.2 million was paid off as the Trustee’s of the ESOP approved an early payoff due to the lower interest rate environment compared to the 5.90% fixed rate on the loan.
Defined Contribution Plan
          Omega maintains a defined contribution plan for eligible employees, as defined. Employer contributions to the plan totaled $0.2 million in each of the years ended December 31, 2007, 2006 and 2005.
Supplemental Executive Retirement Plan
          The Supplemental Executive Retirement Plan (“SERP”) is a non-qualified executive benefit in which the Corporation agrees to pay certain key executives for a specified period of time after retirement. This plan was established in 2000 and replaced the former Executive Supplemental Income Plan. The present value of the supplemental retirement benefits to be paid under the SERP program is being accrued over the estimated remaining service period of the three officers designated to receive these benefits. Accrued liabilities from the discontinued plan were transferred to the SERP, which is included in Other Liabilities. At December 31, 2007 and 2006, the liability for these future obligations was $3.3 million. For the years ended December 31, 2007, 2006 and 2005, $0.5 million, $0.3 million, and $0.2 million, respectively, were charged to operations in connection with this program.
Supplemental Director Retirement Plan
          With the Sun Bancorp acquisition, Omega assumed liabilities to provide supplemental payments to certain former directors of Guaranty Bank and Steelton Bank. Life insurance contracts are being used to fund this supplemental payment to the former directors. Expense related to this obligation was $0.09 million in 2007 and $0.06 million in 2006. The carrying value of this future obligation included in Other Liabilities is $0.7 million as of December 31, 2007 and 2006.

19.	Fair Value of Financial Instruments
          SFAS No. 107, “Disclosure about Fair Value of Financial Instruments”, requires the Corporation to disclose the estimated fair value of its financial instruments. The fair value disclosures are made based on relevant market information for financial instruments with similar re-pricing characteristics and credit risk and management assumptions. The estimated values do not reflect any premium or discount that may be realized from offering for sale at one time the Corporation’s entire holdings of a particular financial instrument.
          The following describes the estimated fair value of the Corporation’s financial instruments as well as the significant methods and assumptions used to determine these estimated fair values.
          Carrying values approximate fair value for cash and due from banks, interest-bearing deposits, federal funds sold, interest receivable, demand deposits, savings deposits, short-term borrowings, other interest bearing liabilities and interest payable given.
     Investment Securities - The fair value of investment securities is determined by reference to quoted market prices or dealer quotes (see Note 4).
     Commercial, Financial and Agricultural Loans, Real Estate-Commercial Loans and Real Estate-Construction Loans - These loans are made on either a floating, adjustable or fixed rate basis. The estimated fair value of these loans is determined by discounting the future contractual cash flows using rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturity or repricing period. The discount rates utilized for these loans are indexed to either the national prime rate or the comparable U.S. Treasury rate. Loans discounted at the prime rate have a spread of approximately -50 to 60 basis points at December 31, 2007 and a spread of approximately -50 to 15 basis points at December 31, 2006. Loans discounted using the U.S. Treasury rate carry a spread of 280 to 295 basis points as of December 31, 2007 and a spread of approximately 275 to 325 basis points at December 31, 2006.
     Real Estate Mortgage Loans - This category is comprised primarily of residential mortgages that are adjustable rate mortgages (ARMs) or fixed rate mortgages. The estimated fair value of these loans is arrived at by discounting the future contractual cash flows, adjusted for prepayments, at the current market rate for these loans. Prepayments, or acceleration of cash flows, are calculated at speeds at which a pool of loans with similar characteristics would be expected to prepay. The rates utilized for adjustable rate mortgages are equivalent to the

U.S. Treasury rate for the same term plus a spread of approximately 280 basis points as of December 31, 2007 and 275 basis points as of December 31, 2006. The market rate for fixed rate mortgages was approximately 6.00% at December 31, 2007 and 6.18% at December 31, 2006.
     Home Equity Loans - This category is comprised primarily of fixed rate loans, but does include home equity lines of credit that have floating rates. The fair value of the fixed rate loans is estimated by discounting the future contractual cash flows using rates at which similar loans would be made to borrowers for the same remaining maturity. The discount rate utilized for home equity installment loans is the current national market rate for new mortgages plus a spread of 115 to 170 basis points as of December 31, 2007 and 110 to 155 basis points as of December 31, 2006. Home equity lines of credit are on a floating basis and approximate current market rates.
     Personal Loans and Lease Financing - This category is comprised primarily of fixed rate loans, but does include personal lines of credit that have floating rates. The fair value of the fixed rate loans is estimated by discounting the future contractual cash flows. The discount factor for these loans is the current national market rate for a 48-month automobile loan plus a spread of -75 to 200 basis points as of December 31, 2007 and a spread of -180 to 100 basis points as of December 31, 2006. Personal lines of credit are on a floating basis and approximate current market rates.
     Fixed Rate Time Deposits - The estimated fair value is determined by discounting the contractual future cash flows, using the rates currently offered for deposits of similar remaining maturities. The rates utilized for time deposits are equivalent to the U.S. Treasury rate for the same term with a spread of -20 to 50 basis points at December 31, 2007 and a spread of -145 to 5 basis points at December 31, 2006.
     ESOP Debt - The estimated fair value is determined by discounting the contractual cash flows, using rates currently available to the Corporation for debt with similar terms and remaining maturities.
     Junior Subordinated Debentures - The estimated fair value is determined by discounting the contractual cash flows, using rates currently offered to the Corporation for debentures with similar terms and remaining maturities.
     Long-Term Debt - The fair value of long-term debt is determined by discounting the contractual cash flows at rates that approximate the current FHLB borrowing rate for borrowings with similar terms and maturity. The appropriate FHLB borrowing rates ranged from 3.82% to 4.16% at December 31, 2007 and 5.43% to 5.53% at December 31, 2006. The carrying amounts of all other borrowings approximate fair value due to the short-term nature of these instruments.
     Standby Letters of Credit – The fair value is equal to the premium received at inception of the guarantee.
     Many of the fair value estimates presented are based upon the use of assumptions that are inherently subjective in nature. Changes in these assumptions can significantly affect the estimates. In addition, the fair value estimates do not consider the potential income taxes or other expenses that would be incurred in the actual sale of an asset or settlement of a liability. Management does not believe that the aggregate fair value information represents the true underlying value of the Corporation.
Financial Instruments
(In thousands)

	December 31, 2007		December 31, 2006
	Book	Estimated	Book	Estimated
	Value	Fair Value	Value	Fair Value

Loans (net of unearned interest):
Commercial, financial and agricultural	$206,430	$203,115	$250,906	$241,356
Real estate — commercial	439,037	432,074	432,062	422,247
Real estate — construction	25,601	24,418	21,562	21,508
Real estate — mortgage	195,640	199,958	218,104	214,722
Home equity	169,914	181,251	164,800	169,089
Personal	40,141	40,638	45,600	45,160
Lease financing	26,407	27,037	19,358	19,228
Allowance for loan losses	(12,886)	—	(17,344)	—

Total loans	$1,090,284	$1,108,491	$1,135,048	$1,133,310

	December 31, 2007		December 31, 2006
	Book	Estimated	Book	Estimated
	Value	Fair Value	Value	Fair Value

Fixed rate time deposits	$510,875	$516,400	$530,558	$529,027
ESOP debt	—	—	1,481	1,355
Junior subordinated debentures	55,695	57,717	56,193	58,679
Long-term debt	26,434	27,231	27,877	27,635
Standby letters of credit	—	150	—	161
Outstanding loan commitments	—	—	—	—
Unused lines of credit	—	—	—	—

20.	Financial Instruments With Off-Balance Sheet Risk And Concentrations Of Credit Risk
          The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments may include commitments to extend credit, financial guarantees, financial options and interest exchange agreements. These instruments involve, to varying degrees, elements of credit and interest rate risk that are not recognized in the consolidated financial statements.
          Exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and financial guarantees written is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making these commitments as it does for on-balance sheet instruments. The Corporation controls the credit risk of its financial options and interest exchange agreements through credit approvals, limits and monitoring procedures; however, it does not generally require collateral for such financial instruments since there is no principal credit risk.
          The Corporation had outstanding loan origination commitments aggregating $74.4 million and $44.6 million at December 31, 2007 and 2006, respectively. In addition, the Corporation had $221.8 million and $198.2 million outstanding in unused lines of credit commitments extended to its customers at December 31, 2007 and 2006, respectively.
          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since portions of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained by the Corporation upon extension of credit is based on management’s credit evaluation of the counter party.
          Standby letters of credit are instruments issued by the Corporation that guarantee the beneficiary payment by the bank in the event of default by the Corporation’s customer in the non-performance of an obligation or service. Most standby letters of credit are extended for a one-year period. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. At December 31, 2007 and 2006, standby letters of credit issued and outstanding amounted to $30.9 million and $29.9 million, respectively. The liability recorded in accordance with FIN45 representing fair market value of the standby letters of credit at December 31, 2007 and 2006 were $0.2 million and $0.2 million, respectively.
          Omega has a diversified loan portfolio; however, at December 31, 2007, there was one industry where concentration of credit equaled 10% or more of total outstanding loans. Outstanding loans in the real estate rental industry totaled $156.3 million, or 14.2% of total outstanding loans. Omega’s business activities are geographically concentrated throughout central and northeastern Pennsylvania. A substantial portion of its debtors’ ability to honor their obligations is dependent upon the economy in central and northeastern Pennsylvania.

21.	Related-Party Transactions
          Omega’s bank has granted loans to certain officers and directors of Omega and its subsidiaries and to their associates. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and in the opinion of management, do not involve more than normal risk of collection. The aggregate dollar amount of these loans was $12.7 million, $9.1 million, and $19.9 million at December 31, 2007, 2006 and 2005, respectively. During 2007, there were $7.5 million of new loans and repayments totaled $3.9 million. None of these loans were past due, in non-accrual status or restructured at December 31, 2007.

22.	Commitments And Contingent Liabilities
          In 2006, the Corporation renewed a five-year agreement to obtain data processing services from an outside service bureau. The agreement provides for termination penalties if the Corporation cancels it prior to the end of the commitment period. If the contract had been canceled as of December 31, 2007, termination penalties of approximately $9.5 million would have been assessed.
          The Corporation, from time to time, may be a defendant in legal proceedings relating to the conduct of its banking business. Most of such legal proceedings are a normal part of the banking business and in management’s opinion, the financial condition and results of operations of the Corporation would not be materially affected by the outcome of such legal proceedings. Currently the Corporation does not have any material litigation.

23.	Regulatory Matters
          The Corporation and its subsidiaries are subject to risk-based capital standards by which all bank holding companies and banks are evaluated in terms of capital adequacy. These regulatory capital requirements are administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its bank subsidiary must meet specific capital guidelines that involve quantitative measures of the Corporation’s and bank subsidiary’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation’s and bank subsidiary’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
          Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the bank subsidiary to each maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2007 and 2006, that Omega and its bank subsidiary meet all capital adequacy requirements to which they were subject.
          As of December 31, 2007, the most recent notification from the regulatory banking agencies categorized Omega and its bank subsidiary as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Omega and its bank subsidiary must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. To the knowledge of management, there are no conditions or events since these notifications that have changed the institutions’ category.
          The table below provides a comparison of Omega and its bank subsidiary’s risk-based capital ratios and leverage ratios to the minimum regulatory requirements for the periods indicated (in thousands):

			Minimum		Minimum
			Requirement		Regulatory
			For Capital		Requirements to be
	Actual		Adequacy Purposes		“Well Capitalized”
	Amount	Ratio	Amount	Ratio	Amount	Ratio
OMEGA FINANCIAL CORPORATION
As of December 31, 2007:
Total Capital (to Risk Weighted Assets)	$234,062	20.1%	$93,194	8.0%	$116,493	10.0%
Tier 1 Capital (to Risk Weighted Assets)	220,326	18.9%	46,597	4.0%	69,896	6.0%
Tier 1 Capital (to Average Assets)	220,326	13.5%	65,267	4.0%	81,583	5.0%
As of December 31, 2006:
Total Capital (to Risk Weighted Assets)	$227,266	18.9%	$96,351	8.0%	$120,438	10.0%
Tier 1 Capital (to Risk Weighted Assets)	212,370	17.6%	48,175	4.0%	72,263	6.0%
Tier 1 Capital (to Average Assets)	212,370	12.3%	69,158	4.0%	86,447	5.0%

OMEGA BANK
As of December 31, 2007:
Total Capital (to Risk Weighted Assets)	$207,816	18.1%	$91,717	8.0%	$114,647	10.0%
Tier 1 Capital (to Risk Weighted Assets)	194,080	16.9%	45,859	4.0%	68,788	6.0%
Tier 1 Capital (to Average Assets)	194,080	12.1%	64,247	4.0%	80,309	5.0%
As of December 31, 2006:
Total Capital (to Risk Weighted Assets)	$206,237	17.4%	$94,869	8.0%	$118,586	10.0%
Tier 1 Capital (to Risk Weighted Assets)	191,341	16.1%	47,434	4.0%	71,152	6.0%
Tier 1 Capital (to Average Assets)	191,341	11.2%	68,184	4.0%	85,231	5.0%
          Certain restrictions exist regarding the ability of Omega Bank to transfer funds to Omega in the form of cash dividends, loans and advances. Omega Bank is required to obtain the approval of the Comptroller of the Currency to pay dividends in excess of earnings retained in the current year plus retained net profits for the preceding two years.
          Under Federal Reserve restrictions, Omega Bank is limited in the amount it may loan to its affiliates, including Omega. At December 31, 2007, Omega Bank had an aggregate lending limit to affiliates of $31.1 million and no amount was outstanding with Omega.

24.	Discontinued Operations
          On September 15, 2006, the Corporation completed the sale of Sentry Trust Company, a non-depository trust company with approximately $450.0 million in assets under management. Proceeds from the sale were $4.9 million, and the Corporation recognized a loss of $0.8 million from the sale, net of tax. The results of Sentry are reflected as discontinued operations in the consolidated statements of income.
          The following is a summary of the assets and liabilities of discontinued operations related to the sale of Sentry
(in thousands):

September 15,
2006
Assets:
Premise and equipment	$2,343
Goodwill	1,610
Other intangible	1,233
Other assets	—

Total assets	$5,186
Liabilities:
Other liabilities	$348

Total liabilities	$348

The following is a summary of the income from discontinued operations for years ended December 31, 2006, and 2005 (in thousands).

	2006	2005
Other Income:
Trust fees	$1,606	$1,867
Investment and insurance product sales	41	112
Other	50	—

Total other Income	1,697	1,979
Other expense:
Salaries and employee benefits	585	1,173
Net occupancy expense	4	22
Equipment expense	21	49
Pennsylvania shares tax	81	84
Amortization of intangible assets	102	160
Other	216	410

Total other expense	1,009	1,898

Income from discontinued operations before taxes	688	81
Income tax expense	242	(31)

Income (loss) from discontinued operations	$446	$112

          The following is a summary of the cash flows from discontinued operations for 2006, and 2005 (in thousands).

	2006	2005
Net cash provided by (used in) operating activities	$206	$(23)
Net cash provided by investing activities	712	(65)
Net cash provided by (used in) financing activities	(1,430)	600

Net increase(decrease) in cash and cash equivalents of discontinued operations	$(512)	$512

25.	Omega Financial Corporation (Parent Company Only) Financial information (in thousands):
CONDENSED BALANCE SHEETS
(Unaudited)

	December 31,
	2007	2006

ASSETS:
Cash	$7,352	$4,883
Investment in bank subsidiaries	340,259	334,935
Investment in non-bank subsidiaries	37,782	37,927
Investment in unconsolidated subsidiaries	1,625	1,625
Investment securities available for sale	60	548
Premises and equipment, net	4,389	4,309
Other assets	1,106	548

TOTAL ASSETS	$392,573	$384,775

LIABILITIES:
Junior subordinated debentures	$55,695	$56,193
ESOP debt	—	1,481
Accounts payable and other liabilities	2,129	1,890

TOTAL LIABILITIES	57,824	59,564
SHAREHOLDERS’ EQUITY	334,749	325,211

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$392,573	$384,775

CONDENSED STATEMENTS OF INCOME
(Unaudited)

	Years ended December 31,
	2007	2006	2005

INCOME:
Dividends from:
Bank subsidiaries	$18,188	$18,116	$40,461
Non-bank subsidiaries	1,988	2,013	1,663
Unconsolidated subsidiaries	120	120	120
Securities available for sale	16	37	32
Fees received from subsidiaries	876	596	606
Other income	—	(1)	10

TOTAL INCOME	21,188	20,881	42,892
EXPENSE:
Interest expense	4,024	4,122	4,354
Amortization	(1,120)	(597)	(597)
Salaries and employee benefits	665	580	674
Merger costs	765	—	—
Other	487	506	569

TOTAL EXPENSE	4,821	4,611	5,000

INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARIES	16,367	16,270	37,892
Income tax benefit	(1,663)	(1,673)	(1,793)

	18,030	17,943	39,685
Equity in undistributed net income of subsidiaries	3,067	2,488	(16,810)

NET INCOME	$21,097	$20,431	$22,875

CONDENSED STATEMENT OF CASH FLOWS
(Unaudited)

	Years ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net income	$21,097	$20,431	$22,875
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	(913)	(370)	(326)
Gain on sale of assets	—	1	(10)
Decrease in interest and other receivable	(93)	(34)	(73)
Decrease in taxes payable	(320)	(1,877)	(2,095)
Increase (decrease) in accounts payable and accrued expenses	181	(464)	(490)
(Increase) decrease in Undistributed earnings of subsidiaries	(3,039)	(2,488)	16,810

Total adjustments	(4,184)	(5,232)	13,816

Net cash provided by operating activities	16,913	15,199	36,691

Cash flows from investing activities:
Capital expenditures	(287)	(30)	(293)
Sale of fixed assets and other assets	500	442	10

Net cash provided by (used in) investing activities	213	412	(283)

Cash flows from financing activities:
Issuance of demand note payable	—	—	(10,000)
Issuance of long-term debt	—	—	(12,000)
Dividends paid	(15,674)	(15,639)	(15,651)
Net change in interest bearing liabilities	(8)	(4)	25
Issuance of common stock	1,985	4,040	1,904
Acquisition of treasury stock	(960)	(4,194)	(1,864)

Net cash used in financing activities	(14,657)	(15,797)	(37,586)

Net increase (decrease) in cash and due from banks	$2,469	$(186)	$(1,178)

Cash and due from banks at beginning of period	$4,883	$5,069	$6,247
Cash and due from banks at end of period	7,352	4,883	5,069

Net increase (decrease) in cash and due from banks	$2,469	$(186)	$(1,178)

Income taxes paid	$4,626	$5,650	$375
Interest paid	4,000	4,098	4,333

26. Quarterly Results Of Operations (Unaudited)
The unaudited quarterly results of operations for the years ended December 31, 2007 and 2006 follow (in thousands, except per share data):

	2007 Quarter Ended
	March 31 (1)	June 30	September 30	December 31

Total interest income	$23,340	$23,523	$23,769	$23,346
Total interest expense	8,416	8,579	8,768	8,390
Net interest income	14,924	14,944	15,001	14,956
Provision for loan losses	610	745	205	595
Income from credit activities	14,314	14,199	14,796	14,361
Other income
Service fees	2,724	3,084	2,990	3,111
Securities gains	375	(37)	153	141
Other income	4,030	3,691	4,087	3,733
Other expenses
Salaries and benefits	7,217	6,882	7,233	7,335
Net occupancy expense	1,055	1,096	995	1,120
Equipment expense	1,135	1,195	1,155	1,069
Data processing service	610	599	607	573
Other expenses	4,031	4,632	4,386	5,170
Income before income taxes	7,395	6,533	7,650	6,079
Income tax expense	1,812	1,570	1,804	1,374

Net Income	$5,583	$4,963	$5,846	$4,705

Basic earnings per share (2)	$0.44	$0.39	$0.46	$0.37
Diluted earnings per share	0.44	0.39	$0.46	0.37

	2006 Quarter Ended
	March 31	June 30	September 30	December 31

Total interest income	$23,042	$23,690	$24,180	$23,875
Total interest expense	7,930	8,320	8,791	8,680
Net interest income	15,112	15,370	15,389	15,195
Provision for loan losses	120	100	900	2,776
Income from credit activities	14,992	15,270	14,489	12,419
Other income
Service fees	2,736	3,041	3,039	2,949
Securities gains	62	176	577	(426)
Other income	3,873	3,474	3,545	5,840
Other expenses
Salaries and benefits	7,484	7,308	7,397	7,209
Net occupancy expense	1,105	1,083	1,019	1,111
Equipment expense	1,128	1,143	1,111	1,189
Data processing service	645	673	683	641
Other expenses	4,529	4,820	4,336	4,995
Income before income taxes	6,772	6,934	7,104	5,637
Income tax expense	1,466	1,568	1,638	1,030

Net income from continuing operations	5,306	5,366	5,466	4,607
Discontinued operations:
Income (loss) from discontinued operations, net of tax	37	125	284	—
Loss on disposal of discontinued operations, net of tax	—	(146)	(393)	(221)

Income (loss) from discontinued operations	37	(21)	(109)	(221)

Net Income	$5,343	$5,345	$5,357	$4,386

	2006 Quarter Ended
	March 31	June 30	September 30	December 31

Basic earnings per share	$0.42	$0.43	$0.43	$0.35
Diluted earnings per share	0.42	0.42	0.43	0.35

(1)	Amounts have been reclassified from amounts previously presented in order to reflect discontinued operations.

(2)	Totals may not sum due to rounding